                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                             PENWEST, LTD
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                              BELLEVUE, WASHINGTON

                               December 12, 1996

Dear Shareholders:

    You are cordially invited to attend the annual meeting of shareholders of PENWEST, LTD. to be held on Tuesday, January 21, 1997 at 10:30 a.m. at the Seattle Art Museum, 100 University Street, Seattle, Washington.

    Information concerning the business to be conducted at the meeting is contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The principal business of the meeting will be (1) to elect four directors, (2) to amend the PENWEST, LTD. 1994 Stock Option Plan, and (3) to ratify the selection of independent auditors for the Company. At the meeting, we also will report on the business operations of PENWEST and respond to any questions you might have.

    It is important that your shares be represented at the meeting. Accordingly, whether or not you plan to attend, please sign, date and return promptly the enclosed proxy in the enclosed envelope.

                                 Very truly yours,

                                                    [SIGNATURE]
                                 TOD R. HAMACHEK
                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 PENWEST, LTD.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 21, 1997

                            ------------------------

To the Shareholders:

    The annual meeting of shareholders of PENWEST, LTD. will be held at the Seattle Art Museum, 100 University Street, Seattle, Washington, on January 21, 1997, at 10:30 a.m., for the following purposes:

       1.  To elect four directors;

       2.  To amend the PENWEST, LTD. 1994 Stock Option Plan;

       3. To ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year; and

       4. To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on November 26, 1996 are entitled to notice of, and to vote at, the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                       [SIGNATURE]

                                          JENNIFER L. GOOD
                                          CORPORATE SECRETARY

December 12, 1996

--------------------------------------------------------------------------------
                                    IMPORTANT
  Whether or not you plan to attend the meeting, please sign, date and return promptly the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States. PROMPTLY SIGNING, DATING AND
  RETURNING THE PROXY WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.
--------------------------------------------------------------------------------

                                 PENWEST, LTD.
                      777 - 108TH AVENUE N.E., SUITE 2390
                        BELLEVUE, WASHINGTON 98004-5193

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of PENWEST, LTD. ("PENWEST" or the "Company") to be voted at the annual meeting of the shareholders of the Company to be held at 10:30 a.m. on January 21, 1997. Shareholders who execute proxies may revoke them at any time prior to their exercise, by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date or by voting in person at the meeting. These proxy materials, together with the Company's annual report to shareholders, are being mailed to shareholders on or about December 12, 1996.

    Shareholders of record at the close of business on November 26, 1996 will be entitled to vote at the meeting on the basis of one vote for each share held. On November 26, 1996, there were outstanding 6,851,257 shares of common stock of the Company (net of 1,832,752 treasury shares).

1.  ELECTION OF DIRECTORS

    The Board of Directors, which consists of nine members as authorized by the Company's Bylaws, is divided into three classes. Directors in each class are elected for a three-year term. This year, Messrs. Freiman, Hatfield, Mullikin and Rogers, all of whom are current directors, have been nominated to be reelected for a term that expires at the annual meeting of shareholders to be held in 2000. The Board of Directors recommends a vote for their reelection, and unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

    Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors.

    The candidates elected are those receiving the largest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election and broker "non-votes" will not be counted in the election.

    NOMINEES FOR REELECTION

    PAUL E. FREIMAN, 62, has served as a director of the Company since April 1996. Mr. Freiman was Chairman and Chief Executive Officer of Syntex Corporation, a pharmaceutical company, from 1990 to 1995.

    PAUL H. HATFIELD, 60, has served as a director of the Company since October 1994. Mr. Hatfield has served as Chairman, President and Chief Executive Officer of Petrolite Corporation, which provides products and services to the petrochemicals and other industries ("Petrolite"), since November 1995. He was a Vice President of the Ralston-Purina Company ("Ralston") and President and Chief Executive Officer of Ralston's wholly-owned subsidiary, Protein Technologies International, Inc., from 1988 to 1995. He is also a director of DEKALB Genetics Corporation.

    HARRY MULLIKIN, 69, has served as a director of the Company since 1990. Mr. Mullikin has served as Chairman Emeritus of Westin Hotels and Resorts since 1989 and was its Chairman of the Board from 1981 to 1989 and Chief Executive Officer from 1977 to 1989. He is also a director of Seafirst Corporation and its subsidiary, Seattle-First National Bank.

    N. STEWART ROGERS, 66, has served as Chairman of the Board of Directors of the Company since 1990 and as a director since 1983. Mr. Rogers was Senior Vice President of Univar Corporation, a distributor of industrial and agricultural chemicals ("Univar"), from 1989 to 1992. He is also a director of Fluke Corporation, U.S. Bancorp and VWR Scientific Products Corporation. Mr. Rogers is the father-in-law of Jeffrey T. Cook, the Vice President, Finance and Chief Financial Officer of the Company.

    CONTINUING DIRECTORS -- TERM EXPIRES 1998

    TOD R. HAMACHEK, 50, has served as President and Chief Executive Officer of the Company since 1985 and as a director since 1983. Mr. Hamachek is also a director of DEKALB Genetics Corporation and Northwest Natural Gas Company.

    SALLY G. NARODICK, 51, has served as a director of the Company since August 1993. Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company ("Edmark"), from 1989 to September 1996. She is also a director of Edmark and Washington Energy Company.

    CONTINUING DIRECTORS -- TERM EXPIRES 1999

    RICHARD E. ENGEBRECHT, 69, has served as a director of the Company since 1983. Mr. Engebrecht has served as Chairman of PrimeSource Corporation since 1994. He was Chairman of Momentum Corporation, a distributor of graphic arts, photographic, upholstery and bedding supplies ("Momentum"), from 1990 to September 1994 and was its Chief Executive Officer from 1990 until his retirement in 1992. He was President and Chief Executive Officer of VWR Scientific Products Corporation, a distributor of laboratory equipment and supplies ("VWR"), from 1986 to 1990. He is also a director of VWR and SeaMED Corporation.

    WILLIAM G. PARZYBOK, JR., 54, has served as a director of the Company since August 1993. Mr. Parzybok has served as Chairman of the Board and Chief Executive Officer of Fluke Corporation, a manufacturer of electronic test and measurement instruments, since 1991. He was Vice President and General Manager of Engineering Applications Group of Hewlett Packard Company from 1988 to 1991.

    WILLIAM K. STREET, 66, has served as a director of the Company since 1983. Mr. Street has served as President of The Ostrom Company, growers and distributors of mushrooms, since 1965. In 1989 Mr. Street filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code to address a liability resulting from his personal guarantee of a United States government loan made to The Ostrom Company. The reorganization under Chapter 11 was dismissed by the court on August 7, 1992.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of November 26, 1996, regarding the beneficial ownership of the Company's common stock by any person known to the Company to be the beneficial owner of more than five percent of such outstanding common stock, by the directors, by the executive officers named in the Summary Compensation Table, and by the directors and executive officers as a group.

                                                                           AMOUNT AND NATURE OF
                                                                           BENEFICIAL OWNERSHIP
                                                                                    OF              PERCENT
NAME (AND ADDRESS FOR BENEFICIAL OWNERS OVER 5%)                             COMMON STOCK (1)       OF CLASS
------------------------------------------------------------------------  ----------------------  ------------
David L. Babson & Co., Inc. ............................................          553,300                8.1%
 One Memorial Drive
 Cambridge, MA 02142
Wellington Management ..................................................          396,420                5.8
 75 State Street
 Boston, MA 02109
James H. Wiborg ........................................................          350,330(2)             5.1
 c/o PENWEST, LTD.
 777 - 108th Avenue N.E.
 Bellevue, WA 98004
Jeffrey T. Cook.........................................................          164,887(3)             2.4
Richard E. Engebrecht...................................................           65,040                1.0
Paul E. Freiman.........................................................              986                  *
Tod R. Hamachek.........................................................          335,392                4.9
Paul H. Hatfield........................................................            8,527                  *
Harry Mullikin..........................................................           16,723                  *
Sally G. Narodick.......................................................            2,446                  *
William G. Parzybok, Jr.................................................            2,446                  *
N. Stewart Rogers.......................................................          133,484(4)             1.9
Francis C. Rydzewski....................................................            6,376                  *
William K. Street.......................................................           33,574(5)               *
John V. Talley, Jr......................................................            7,663                  *
Robert G. Widmaier......................................................           27,277                  *
All directors and executive officers as a group (16 persons)............          817,033               11.9

------------------------
 *  Represents less than 1%.

(1) Unless otherwise indicated, beneficial ownership represents sole voting and investment power. Includes shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Cook, 11,250; Mr. Hamachek, 257,242; Mr. Rydzewski, 3,000; Mr. Talley, 6,000; Dr. Widmaier, 13,500; and all directors and executive officers as a group, 299,992.

(2) Includes 10,800 shares owned by the University of Puget Sound and 29,201 shares held in certain Laird Norton trusts over which Mr. Wiborg shares voting and investment power.

(3) Includes 73,800 shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.

(4) Includes 11,538 shares held in irrevocable trusts for which Mr. Rogers has sole voting and investment power.

(5) Includes 28,128 shares owned by Mr. Street's spouse as to which Mr. Street disclaims beneficial ownership.

                   COMMITTEES OF THE BOARD AND DIRECTOR FEES

    The Board of Directors has the following standing committees:

       AUDIT AND ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE -- This committee consists of Messrs. Engebrecht (Chairperson), Hatfield and Street and Ms. Narodick. The committee recommends to the Board the selection of the independent auditors, reviews the proposed scope of the independent audit, reviews the annual financial statements and the independent auditor's report, reviews the independent auditor's recommendations relating to accounting, internal controls and other matters, reviews internal controls and accounting procedures with management, approves policies relating to environmental, health and safety matters, and resolves conflict of interest issues.

       COMPENSATION COMMITTEE -- This committee consists of Messrs. Mullikin (Chairperson), Freiman, Hatfield and Parzybok. The committee reviews current remuneration of the directors and the executive officers of the Company and makes recommendations to the Board regarding appropriate periodic adjustments of such amounts. The committee also makes recommendations regarding the Company's benefit plans, the bonus plan and the grants of stock options to officers and employees under the Company's stock option plan.

       EXECUTIVE COMMITTEE -- This committee consists of Messrs. Rogers (Chairperson), Engebrecht, Freiman and Hamachek. The committee is authorized to exercise all powers and authority of the Board with certain exceptions.

       NOMINATING COMMITTEE -- This committee consists of Messrs. Hatfield (Chairperson) and Parzybok and Ms. Narodick. The committee proposes nominees for election by the shareholders at each annual meeting and candidates to fill any vacancies. The Company's Restated Articles of Incorporation allow a majority of disinterested directors (generally, directors who are not affiliated with any shareholder owning 5% or more of the Company's outstanding voting stock) or persons beneficially owning 1% or more of the outstanding shares of voting stock when cumulative voting is in effect as a result of a shareholder owning 40% or more of the Company's outstanding voting stock to nominate candidates for election as a director and to have information relating to such nominees included in the Company's proxy statement. The procedures to be followed in the case of any such nomination are set forth in the Bylaws of the Company. The committee also makes recommendations for other committee appointments.

       PENSION COMMITTEE -- This committee consists of Ms. Narodick (Chairperson) and Messrs. Mullikin, Rogers and Street. The committee makes recommendations to the Board regarding the Company's retirement plans, directs the investment, directly or indirectly through trustees or investment managers, of the assets of such plans and reviews investment manager performance.

    The Audit and Environmental, Health and Safety Committee met three times, the Compensation Committee met three times, the Executive Committee met two times, the Nominating Committee met one time, the Pension Committee met two times, and the Board of Directors met six times during the fiscal year ended August 31, 1996. All directors attended 75% or more of the aggregate number of Board meetings and meetings of committees on which they served.

    Non-employee directors were compensated during the last fiscal year as follows:

Annual retainer for Chairman of the Board of Directors....................  $  30,000
Annual retainer as a director.............................................      9,000
Annual retainer as Chairman of the Executive Committee....................      4,000
Annual retainer as Chairman of all other standing committees..............      2,000
Fee for each meeting of the of Board of Directors attended................      1,000
Fee for each meeting of the Board of Directors attended when held out of
 state of director's residence............................................      2,000
Fee for Chairman of each standing committee for each meeting attended.....      1,000
Fee for member of each standing committee for each meeting attended.......      1,000
Reimbursement for all reasonable expenses incurred in attending Board or committee meetings

Under a deferred compensation plan, non-employee directors may elect to defer with interest all or part of such compensation.

    Non-employee directors also receive restricted stock under a restricted stock plan. The plan provides that every three years, commencing on September 1, 1993, each non-employee director will be awarded $18,000 worth of common stock of the Company, based on the last reported sale price of the stock on the preceding trading day. A person who becomes a non-employee director after a September 1 on which an award was made will be awarded the number of shares determined by dividing the amount equal to $18,000 minus the product of $600 times the number of months since such September 1 by the last reported sale price of the stock on the trading day next preceding the award date. A non-employee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then, except in certain circumstances, the director must forfeit such shares.

    In addition, non-employee directors receive stock options under a stock option plan. The plan provides that on each September 1, each non-employee director will automatically be granted an option to purchase the number of shares of the Company's common stock equal to $10,000 divided by 25% of the fair market value of a share of such stock on such date. The exercise price is 75% of the fair market value of a share of such stock on the grant date. If a non-employee director will not serve during the full fiscal year due to retirement, then a pro rata award will be made. Accordingly, on September 1, 1995, each non-employee director was granted on option to purchase 1,600 shares of common stock (based on a price of $25.00 for such a share on that date), except that one non-employee director who retired in October 1995 was granted an option to purchase 267 shares. Each non-employee director also may elect to receive during a fiscal year a stock option in lieu of director cash compensation for that year. Grants of these options, if so elected, occur quarterly. The number of shares subject to each option is equal to the amount of compensation (retainer, meeting and committee fees) payable to the non-employee director as of the quarterly date divided by 25% of the fair market value of a share of the Company's common stock on the grant date. The exercise price for these deferred compensation options is 75% of the fair market value of a share of such stock on the grant date. In fiscal 1996, the following non-employee directors elected to receive such options in lieu of director cash compensation:
Messrs. Engebrecht, Hatfield, Mullikin, Rogers and Street and Ms. Narodick. Unless an option granted under the plan is terminated or its exercisability is accelerated in accordance with the plan upon the occurrence of certain events (including a change of control), the option is exercisable six months after its grant date. The options terminate at the earlier of ten years after the date of grant or three years after the date the non-employee director ceases to be a member of the Board.

                             EXECUTIVE COMPENSATION

    Compensation paid by the Company during fiscal years 1996, 1995 and 1994 for the Chief Executive Officer and the other four most highly compensated executive officers is set out in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                ANNUAL COMPENSATION           -------------
                                                       -------------------------------------   SECURITIES
                                                                              OTHER ANNUAL     UNDERLYING      ALL OTHER
                                             FISCAL     SALARY      BONUS     COMPENSATION       OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR        ($)      ($)(1)        ($)(2)             #           ($)(3)
------------------------------------------  ---------  ---------  ---------  ---------------  -------------  -------------
Tod R. Hamachek
 President and Chief Executive Officer....    1996       340,000    123,636             0               0         22,174
                                              1995       315,000    314,967         2,915               0         49,989
                                              1994       306,250    275,266           932               0         28,435
Francis C. Rydzewski (4)
 Vice President...........................    1996       187,500     52,072             0               0          7,000
                                              1995        74,043     47,731             0          15,000            330
Jack V. Talley, Jr.(4)
 Vice President...........................    1996       180,000     58,183             0               0          9,785
                                              1995       165,000     67,233             0          40,000         10,934
                                              1994       111,057     25,000             0          10,000          3,935
Jeffrey T. Cook
 Vice President, Finance and
  Chief Financial Officer.................    1996       152,000     37,793             0               0         10,991
                                              1995       142,000     87,375             0          35,000          9,477
                                              1994       133,250     76,362             0               0          9,899
Robert G. Widmaier
 Vice President, Technical Director
  and Chief Innovation Officer............    1996       140,000     34,810             0               0         11,071
                                              1995       131,000     80,607           176          32,000         10,895
                                              1994       122,250     70,447            15               0          9,222

------------------------
(1) Reflects bonuses earned during the fiscal year, but paid in the next fiscal year.

(2) These amounts represent the portion of interest earned on deferred compensation above 120% of the applicable federal rate.

(3) These amounts represent the Company's matching and profit sharing contributions under the PENWEST Savings and Stock Ownership Plan and premiums paid on behalf of the named executive officers for supplemental life and disability insurance plans.

(4) Mr. Rydzewski joined PENWEST in March 1995. Mr. Tally joined PENWEST in December 1993.

    The Company has a stock option plan pursuant to which options to purchase common stock are granted to officers and key employees of the Company. The plan is administered by the Compensation Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. The plan and related agreements contain provisions that, in certain circumstances, may cause the date of exercise of such option to accelerate upon a change of control of the Company. No stock options were granted to the named executive officers of the Company in fiscal 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                              NUMBER OF                 VALUE OF UNEXERCISED
                                         SHARES                        UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                                        ACQUIRED           VALUE        AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)
                                       ON EXERCISE       REALIZED     --------------------------  --------------------------------
NAME                                       (#)              ($)       EXERCISABLE  UNEXERCISABLE  EXERCISABLE     UNEXERCISABLE
----------------------------------  -----------------  -------------  -----------  -------------  -----------  -------------------
Tod R. Hamachek...................              0                0       291,484             0      2,967,742               0
Francis C. Rydzewski..............              0                0         3,000        12,000              0               0
Jack V. Talley, Jr................              0                0         6,000        44,000              0               0
Jeffrey T. Cook...................              0                0        11,250        58,750              0               0
Robert G. Widmaier................              0                0        13,500        56,500              0               0

------------------------
(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of August 31, 1996.

                              RETIREMENT BENEFITS

                                   YEARS OF SERVICE
    COVERED       --------------------------------------------------
COMPENSATION (1)      20           25           30           35
----------------  -----------  -----------  -----------  -----------
  $    200,000    $    57,242  $    71,553  $    85,864  $   100,174
       300,000         87,242      109,053      130,864      152,674
       400,000        117,242      146,553      175,864      205,174
       500,000        147,242      184,053      220,864      257,674
       600,000        177,242      221,553      265,864      310,174
       700,000        207,242      259,053      310,864      362,674
       800,000        237,242      296,553      355,864      415,174
       900,000        267,242      334,053      400,864      467,674

------------------------
(1) Represents the highest average annual earnings during five consecutive calendar years of service.

    The Company has a defined benefit retirement plan (the "Retirement Plan"). The table above shows the estimated annual benefits payable on retirement under the Retirement Plan to persons in the specified compensation and years of service classifications. The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity to the employee using current average Social Security wage base amounts and are not subject to any deduction for Social Security or other offset amounts. With certain exceptions, the Internal Revenue Code restricts to an aggregate amount of $120,000 (subject to cost of living adjustments) the annual pension that may be paid by an employer from a plan which is qualified under the Code. The Code also limits the covered compensation which may be used to determine benefits to $150,000 beginning in 1994. The Board of Directors has established supplemental benefits for certain highly compensated employees to whom this limit applies, or will apply in the future, so that these employees will obtain the benefit of the formula that would have applied in the absence of the limitation. Executive officers entitled to receive supplemental benefits as of August 31, 1996 were Messrs. Hamachek, Rydzewski, Talley, Cook and Widmaier.

    Compensation of executive officers covered by the Retirement Plan includes salaries and bonuses as shown in the Salary and Bonus columns of the Summary Compensation Table. Compensation of all other employees covered by the Retirement Plan includes salaries, commissions and bonuses. All regular, full-time employees not members of a collective bargaining unit are eligible to participate in the Retirement Plan.

    As of August 31, 1996, the approximate years of credited service (rounded to the nearest year) under the Retirement Plan of the named executive officers were: Mr. Hamachek, 13, Mr. Rydzewski, 2; Mr. Talley, 3; Mr. Cook, 15; and Dr. Widmaier, 14.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of PENWEST'S Board of Directors (the "Committee") is comprised of non-employee, outside directors. The Committee is broadly charged by the Board of Directors with the following responsibilities:

    -Establishing compensation and incentive programs that are directly tied to the long-term financial performance of PENWEST, specifically, return on operating capital and/or return on net assets.

    -Encouraging meaningful levels of PENWEST stock ownership for key personnel.

    -Directing and monitoring benefit programs for all PENWEST employees.

    Following review and approval by the Committee, issues pertaining to executive compensation are submitted to the full Board of Directors for approval or ratification.

    Since its spin-off from Univar in 1984, PENWEST has maintained the philosophy that compensation of its executive officers should be directly and materially linked to the long-term results shareholders receive.

    The executive compensation program consists of base salary, the Management Incentive Compensation Program (MICP) based primarily on return on operating capital exceeding PENWEST's cost of capital, and stock-based incentive programs. PENWEST also contributes to savings and retirement programs.

    BASE SALARY

    The Committee uses outside consultants to identify competitive salary grades and ranges. The Committee directs the outside firm to consider similar sized companies (based on market capitalization), geographic factors, similar market-related companies, and growth profiles of other companies. These competitive standards are reviewed every eighteen months and are targeted towards the 50th percentile of the companies surveyed. In addition, an executive officer's performance and potential, as well as changes in duties and responsibilities, are factors that may be considered in adjusting base salaries.

    MANAGEMENT INCENTIVE COMPENSATION PROGRAM (MICP)

    This program is an annual cash payout dependent on achieving long-term return on operating capital targets, as well as certain qualitative measurements. PENWEST's Board of Directors believes that long-term returns on capital translate directly into increasing the long-term value of PENWEST stock. Return on operating capital targets are set by a formula that requires above market returns on operating capital based on risk adjusted market rates of return. There is a relatively high entry point for payout under the MICP. For example, there are no payouts under the MICP unless 70% of return on capital targets is made. Individual MICP awards are determined by salary grade and are subject to an adjustment based on subjective judgments of individual performance. The highest individual target payout is 65% of an individual's base salary, and the lowest individual target payout is 30%. Payouts can exceed targets when operating capital targets are exceeded.

    STOCK BASED INCENTIVE PROGRAMS

    The Board of Directors encourages all executive officers of PENWEST to build a significant ownership position, over time, in PENWEST common stock. PENWEST has used stock-based incentive programs since its spin-off in 1984 to support this ownership objective. All stock options to executive officers have been granted at market price. Options under the stock-based incentive programs consist of performance shares requiring achievement of return on capital targets, incentive stock options, and five-year and ten-year long term non-qualified stock options. All executive officers of PENWEST have a significant position in PENWEST stock relative to their net worth.

    The amount of stock option shares granted under any given program is calculated based on a potential long-term total return to shareholders versus the potential long-term return to the option holder for performance in increasing the value of PENWEST stock. Factors such as dilution of existing shareholders are taken into account.

    SUPPLEMENTAL BENEFIT PLANS

    Supplemental Benefit Plans for executive officers and other key personnel include a supplemental retirement plan, deferred compensation plan, and survivor benefit life and disability plan. These plans are designed to be competitive with other plans for comparably sized companies and to attract and retain highly qualified management.

    CEO COMPENSATION

    As discussed above, PENWEST's executive cash compensation program includes a base salary and a Company performance-based Management Incentive Compensation Program (MICP). Mr. Hamachek participates in the same MICP applicable to the other named executive officers. The Committee's objective is to correlate Mr. Hamachek's MICP remuneration with the performance of PENWEST. Mr. Hamachek's entire performance related pay for fiscal years 1996, 1995 and 1994 was paid under the MICP. Such pay for fiscal years 1995 and 1994 was based on the fact that PENWEST's return on operating capital targets were met or exceeded in each of those years. Such pay for fiscal year 1996 was based on the fact that only 85% of PENWEST's return on operating capital targets was achieved in that year. Consequently, Mr. Hamachek's bonus in fiscal year 1996 was substantially reduced to 39% of his bonus in fiscal year 1995. Mr. Hamachek's base salary is reviewed every eighteen months. Effective September 1, 1995, the Committee approved an increase in Mr. Hamachek's annual base salary of $25,000 (7.9%), applicable to the following 18 month period. The Committee considered this increase to be appropriate to maintain market competitiveness of his base salary.

                                          Harry Mullikin, Chairperson
                                          Paul E. Freiman
                                          Paul H. Hatfield
                                          William G. Parzybok, Jr.

                               PERFORMANCE GRAPH

    The following graph compares the Company's cumulative total shareholder return on its common stock for a five year period (August 31, 1991 to August 31, 1996) with the cumulative total return of the Nasdaq Market Index and all companies traded on Nasdaq with a market capitalization of $100 - $200 million, excluding financial institutions. The graph assumes that $100 was invested on August 31, 1991 in the Company's common stock and in the stated indices. The comparison assumes that all dividends are reinvested. Management does not believe there is either a published index, or a group of companies whose overall business is sufficiently similar to the business of PENWEST, to allow a meaningful benchmark against which the Company can be compared. The Company operates in three distinct market lines making overall comparisons to one of these markets misleading to the Company as a whole. For these reasons, the Company has elected to use companies traded on Nasdaq with a similar market capitalization as a peer group.

       COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG PENWEST, LTD.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           PENWEST, LTD.  PEER GROUP INDEX    NASDAQ MARKET INDEX
1991              100.00             100.00                  100.00
1992               96.45              96.06                  101.69
1993               76.91             111.97                  132.39
1994              100.40             108.34                  144.65
1995              106.53             129.02                  172.11
1996               76.97             119.31                  193.26

2.  AMENDMENTS TO PENWEST, LTD. 1994 STOCK OPTION PLAN

BACKGROUND

    In October 1994, the Board of Directors adopted the PENWEST, LTD. 1994 Stock Option Plan (the "1994 Plan"), subject to the approval of the shareholders. In January 1995, the shareholders approved the 1994 Plan.

    The 1994 Plan currently provides for the grant of options to purchase up to 500,000 shares of the Company's common stock to key employees. At November 26, 1996, options to purchase 417,300 shares were outstanding under the 1994 Plan, and options to purchase 82,700 shares remained available for grant. The 1994 Plan currently limits to 100,000 the maximum number of shares for which grants of options may be made to any key employee during the life of the plan.

AMENDMENTS

    Subject to shareholder approval, the Board of Directors has approved an amendment to the 1994 Plan to reserve an additional 500,000 shares of common stock for purchase upon exercise of options granted under the plan. Also subject to shareholder approval, the Board of Directors has approved an amendment to the 1994 Plan to increase the maximum number of shares for which grants of options may be made to any key employee to 150,000 in any one fiscal year of the Company.

    The Board of Directors believes that these amendments promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining and motivating its key employees. The Board believes that the first amendment, which provides for an additional 500,000 shares for issuance under the 1994 Plan, is necessary to support the Company's continued growth and to carry-out the Company's strategy of providing greater equity-based compensation to its increasing number of key employees. This increase should be sufficient to meet the Company's requirements for the next three to four years. The Board believes that the second amendment, which increases the maximum number of shares for which option grants may be made to any key employee, is necessary to allow it greater flexibility in providing for significant grants in appropriate circumstances as well as to make such grants exempt from the limitation on deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code.

DESCRIPTION OF THE 1994 PLAN

    Under the 1994 Plan, options to purchase up to 500,000 shares of common stock of the Company may be granted to key employees of the Company and its subsidiaries. Employees may receive either incentive stock options or non-qualified stock options. The maximum number of shares for which grants of options may be made to any employee is 100,000.

    The Compensation Committee of the Board of Directors administers the 1994 Plan. The Compensation Committee determines which employees will be granted options, the number of shares subject to each option, the type of options granted, the option exercise price and any other terms consistent with the terms of the 1994 Plan. As of August 31, 1996, approximately 40 employees were eligible to receive options granted under the 1994 Plan. The 1994 Plan may be amended by the Board of Directors, however, no outstanding options may be modified without the consent of the holder thereof, nor may the number of shares as to which options may be granted be increased nor the class of employee to whom options may be granted be changed, without shareholder approval.

    The option exercise price must be not less than the fair market value of the common stock on the date of grant. In the case of any holder of 10% or more of the voting power of the Company, the exercise price of an incentive stock option must be at least 110% of the fair market value of the common stock on the date of grant.

    The Compensation Committee establishes the time or times at which options may be exercised. The aggregate fair market value of shares with respect to which incentive stock options are exercisable by an optionee during any year shall not exceed $100,000 (measured at the time of the option grant).

    Options expire at the earliest of (i) the date specified in the option; (ii) twelve months after termination of employment; (iii) the date of termination of employment for certain misconduct; (iv) twelve months after death or disability; or (v) the date the Compensation Committee may specify in the event of a merger, consolidation, reorganization, tender offer, takeover bid, sale of assets or dissolution.

    The Compensation Committee may accelerate the vesting of options if a merger, consolidation, reorganization, tender offer, takeover bid, sale of assets or dissolution occurs. Options will automatically vest upon an optionee's death, disability or retirement in certain instances.

    No incentive stock option may be granted after October 26, 2004, or have a term of more than ten years.

    No optionee, as such, will have any rights as a shareholder of PENWEST except with respect to shares of common stock received on the exercise of an option. The options are not transferable or assignable except by will or the laws of descent and distribution or pursuant to a domestic relations order, provided that the Compensation Committee may, in its discretion, authorize the transfer by gift of non-qualified options to immediate family members of the optionee or to trusts or partnerships established for the exclusive benefit of such immediate family members.

    On November 26, 1996, the closing market price of the Company's common stock was $18.25.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a general summary of the current federal income tax consequences to participants in the 1994 Plan. The summary does not discuss all aspects of federal income taxation that may be relevant to a participant in the light of such participant's personal investment circumstances, nor does it describe state or other tax consequences.

    INCENTIVE STOCK OPTION ("ISO"). There is no taxable income to an optionee when an ISO is granted or when that option is exercised. Gain realized by an optionee upon the sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. If the shares are disposed of before the expiration of these one-year or two-year periods, the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates; the balance of the gain, if any, will be taxed as capital gain. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

    NON-QUALIFIED STOCK OPTION ("NSO"). The recipient of NSOs granted under the 1994 Plan will not recognize taxable income upon the grant of the option, nor will the Company be entitled to any tax deduction. Generally, upon exercise of a NSO, the optionee will recognize ordinary income and the Company will be entitled to a tax deduction in an amount equal to the amount by which the fair market value of the stock at the date of exercise exceeds the option exercise price. The Company will be required to withhold taxes on ordinary income recognized by an optionee upon the exercise of a NSO. Any ordinary income recognized by an optionee upon exercise of a NSO will increase the optionee's tax basis in the shares received. Upon a subsequent sale of such shares, the optionee will recognize capital gain or loss to the extent of the difference between the selling price of such shares and the optionee's tax basis in such shares.

    Approval of these amendments to the 1994 Plan will require the affirmative vote of the holders of a majority of the shares of common stock of the Company represented in person or by proxy at the meeting. An abstention from voting on the proposal to amend the 1994 Plan will have the effect of a vote "Against" the proposal. Broker "non-votes" will have no effect on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE PENWEST, LTD. 1994 STOCK OPTION PLAN.

3.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors requests that the shareholders ratify its selection of Ernst & Young LLP, Certified Public Accountants, as independent auditors for the Company for the current fiscal year. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of certified public accountants will be selected as independent auditors by the Board.

    Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1997.

                         CHANGE-OF-CONTROL ARRANGEMENTS

    The Company has change-of-control agreements with the following executive officers: Messrs. Hamachek, Cook, Widmaier, Rydzewski, Talley, Gregory C. Horn and Edmund O. Belsheim, Jr. Each agreement provides that the executive will receive compensation for 30 months if his employment is terminated by the Company for any reason other than gross misconduct, death, disability or reaching age 65, or if he terminates his employment following (i) the assignment to him of responsibilities or title materially less than his responsibilities and title prior to a change of control, (ii) the reduction in the aggregate of his salary and bonus or (iii) a material breach by the Company of the agreement, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Company. The compensation will be paid at a rate equal to the executive's then current salary and target bonus. The compensation is subject to a minimum annual rate of not less than the executive's average compensation for the preceding three calendar years and is subject to reduction if the aggregate present value of all payments would equal or exceed three times the executive's "base amount," as defined in Section 280G of the Internal Revenue Code. The executive also will continue to have "employee" status for the 30-month period and will retain most employee benefits during this period. The amount to be paid is reduced by amounts received by the executive from other employers during the 30-month period.

    The estimated aggregate amounts presently payable in the event of a change of control (assuming each executive receives payments for the maximum 30-month period) would be: Mr. Hamachek, $1,402,500; Mr. Cook, $532,000; Dr. Widmaier, $490,000; Mr. Rydzewski, $769,000; Mr. Talley, $630,000; Mr. Horn, $577,500; and
Mr. Belsheim, $665,000. This does not include the value of employee benefits that might be payable to the executive during the 30-month period. The value of these benefits cannot be calculated at this time. Continuation of these benefits would include participation in the Company's health and welfare plans and policies, continued vesting of stock options, and continuation of years of service for pension and other retirement plan benefit computation purposes.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Secretary of the Company at its executive offices no later than August 12, 1997, to be included in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

    The proxy accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and other employees of the Company, none of whom will receive any additional compensation for their services. Employees of Kekst & Co., Incorporated, which is retained on an annual basis as the Company's investor relations consultant, also may solicit proxies as a part of its services under the annual retainer arrangement. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

                                 OTHER MATTERS

    The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

DECEMBER 12, 1996

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 1996, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST. PLEASE WRITE TO: JENNIFER L. GOOD, CORPORATE DIRECTOR OF FINANCE, PENWEST, LTD., POST OFFICE BOX 1688, BELLEVUE, WASHINGTON 98009-1688.

PROXY


                                    PROXY
                  For Annual Meeting of the Shareholders of
                                Penwest, LTD.

                   THIS PROXY IS SOLICITED ON BEHALF OF THE
                             BOARD OF DIRECTORS.

     The undersigned hereby appoints Tod R. Hamachek and Jennifer L. Good, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 21, 1997 and at any adjournment thereof.

(Continued and to be signed on the reverse side)

Please mark your votes as indicated in this example  /X/

1. Election of Directors.    FOR /  /   NOT FOR  /  /

Paul E. Freiman, Paul H. Hatfield, Harry Mullikin, N. Stewart Rogers Except vote withheld from following nominee(s) listed in space at right:

------------------------------------------------------------------------

2. Approval of amendments to Penwest, LTD. 1994 Stock Option Plan.
   FOR /  /     AGAINST  /  /       ABSTAIN  /  /

3. Ratification of selection of Ernst & Young LLP as independent auditors of the Company.
   FOR /  /     AGAINST  /  /       ABSTAIN  /  /

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
   FOR /  /     AGAINST  /  /       ABSTAIN  /  /

         I plan to attend the meeting.  /  /

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals 1, 2 and 3.


IMPORTANT -- please sign and return this proxy promptly. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


--------------------------------------
Signature


--------------------------------------
Signature


Dated ---------------------, 1996/1997